Exhibit 10.2

Execution

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of May 28, 2020 (the “Effective Date”), by and among the entities set forth on Exhibit A attached hereto and made a part hereof (individually and/or collectively, as the context may require, “Buyer”), and CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation (“Seller”).

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Terms and Definitions.

The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) “Allocated Purchase Price” means, for purposes of calculating real property transfer taxes and any other matter as may be necessary pursuant to this Agreement, with respect to each Property, the Allocated Purchase Price for such Property set forth on Exhibit A attached hereto and made a part hereof.

(b) “Alternate Property” has the meaning ascribed to such term in Section 6(d).

(c) “Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 11(m) hereof.

(d) “Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.

(e) “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 16 hereof:

c/o Oak Street Real Estate Capital, LLC

125 S. Wacker Drive, Suite 1220

Chicago, Illinois 60606

Attn: James Hennessey

Email: hennessey@oakstreetrec.com

With a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attn.: David A. Rosenberg

Email: david.rosenberg@kirkland.com

(f) “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(g) “Closing Date” shall mean the actual date of Closing, as provided in Section 10(a) hereof.

(h) “Consultant” means Jeffrey R. Poliakoff.

(i) “Contracts” shall mean those certain contracts or agreements affecting the Properties as listed on Section 1(i) attached hereto.

(j) “Claim Cap” has the meaning ascribed to such term in Section 9(f) hereof.

(k) “Code” has the meaning ascribed to such term in Section 11(l) hereof.

(l) “Demand” has the meaning ascribed to such term in Section 8(b) hereof.

(m) “Earnest Money” shall mean ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (together with all interest accrued thereon). Provided, however, unless during the Examination Period Buyer elects to terminate this Agreement, following the expiration or earlier waiver of the Examination Period, the Earnest Money shall be increased to TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) by Buyer’s additional deposit of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).

(n) “Environmental Laws” has the meaning ascribed to such term in Section 11(j) hereof.

(o) “ERISA” has the meaning ascribed to such term in Section 11(l) hereof.

(p) “Escrow Agent” means City House Title as agent for Fidelity National Title Insurance Company, 414 Bridge Street, Franklin, TN 37064, Attn: Quin Evans Segall.

(q) “Examination Period” shall mean the period beginning on the Effective Date and extending until the date that is thirty (30) days following the Effective Date; provided, however, in the event Seller does not deliver the documents and materials set forth on Schedule 6(b) within two (2) business days of the Effective Date in accordance with Section 6(b), then the Examination Period shall extend on a day for day basis for each day thereafter until all such materials are delivered to Buyer. Notwithstanding anything to the contrary contained herein, if Buyer experiences delays in connection with coordinating third party inspections, arranging site visits or otherwise accessing the Properties for purposes of Buyer’s due diligence, then Buyer shall have the right, upon written notice to Seller delivered at least five (5) days prior to the expiration of the Examination Period, to extend the Examination Period up to an additional thirty (30) days.

(r) “Excluded Property” and “Excluded Properties” have the meanings ascribed to such terms in Section 6(d) hereof.

(s) “Executive Order” has the meaning ascribed to such term in Section 11(m) hereof.

(t) “FIRPTA” has the meaning ascribed to such term in Section 11(h) hereof.

(u) “Governmental Authority” shall mean any federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(v) “Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the States in which the Properties are located, or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(w) “Lease” means the lease to be entered into at Closing by and between Buyer, as landlord, and Tenant, as tenant, with respect to the Property, the basic terms of which are set forth on Exhibit C, attached hereto and incorporated herein by this reference, and the final form of which will be negotiated in good faith by Buyer and Seller within fifteen (15) days of the Effective Date. At such time as Buyer and Seller agree upon the final form of Lease, Buyer and Seller shall enter into an amendment to this Agreement, attaching such final form of Lease as Exhibit C attached hereto.

(x) “Legal Requirement” means any federal, state or local law, statute, standard, ordinance, code, rule, regulation, directive, policy, resolution or promulgation, or any order of a Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

(y) “New Exception” has the meaning ascribed to such term in Section 6(a) hereof.

(z) “New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.

(aa) “Objections” has the meaning ascribed to such term in Section 6(a) hereof.

(bb) “Other PSA” and “Other PSAs” means, individually or collectively, as the contest requires, that certain Agreement for Purchase and Sale of Real Property (Jobel), dated as of the date hereof, by and between Buyer and Seller and that certain Agreement for Purchase and Sale of Real Property (US Realty), dated as of the date hereof, by and between Buyer and Seller.

(cc) “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(dd) “Plan” has the meaning ascribed to such term in Section 11(l) hereof.

(ee) “Property” and “Properties” shall mean, that certain real property listed and more particularly described on Exhibit A, attached hereto and incorporated herein by this reference together with all easements and appurtenances relating to any of the foregoing (the “Real Property”), and all buildings, facilities and other improvements located thereon (individually or collectively, as the context may require, the “Improvements”).

(ff) “Purchase Price” shall mean the sum of ONE HUNDRED FORTY-NINE MILLION SIX HUNDRED SEVENTY-NINE THOUSAND EIGHT HUNDRED FIFTY-SEVEN AND NO/100 DOLLARS ($149,679,857.00), as reduced in accordance with the terms hereof.

(gg) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 16 hereof:

Cracker Barrel Old Country Store, Inc.

307 Hartmann Drive

Lebanon, TN 37087

Attn: General Counsel

Email: Richard.Wolfson@crackerbarrel.com

With a copy to:

Rebekah Fisher & Associates, PLLC

414 Bridge Street

Franklin, TN 37064

Attn: Rebekah E. Fisher, Esq.

Email: rfisher@rfisherandassociates.com

(hh) “Survey” has the meaning ascribed to such term in Section 6(a) hereof.

(ii) “Survival Period” has the meaning ascribed to such term in Section 9(f) hereof.

(jj) “Tenant” shall mean Seller.

(kk) “Title Insurer” shall mean Fidelity National Title Group, 601 Riverside Ave., Building 5, 7th Floor, Jacksonville, FL 32204, Attn: Kris Elfrid.

(ll) “Title Report” has the meaning ascribed to such term in Section 6(a) hereof.

Section 2. Proration of Expenses and Payment of Costs and Recording Fees.

(a) Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the Lease.

(b) Proration of Expenses. Seller and Buyer agree that in connection with entering into the Leases at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such rents, utility charges and other expenses concerning the Properties shall be borne by Tenant, as tenant under the applicable Lease.

(c) Payment of Costs and Recording Fees. At Closing, Seller shall pay: (i) one half of any escrow fees, (ii) recording costs in connection with the removal of any encumbrances in accordance with this Agreement, (iii) recording costs for the Deeds, to remove any encumbrances from title that Seller is required to or elects to remove pursuant to this Agreement, any memos of lease and any SNDAs; (iv) all transfer taxes and (v) the cost of the premium for the Title Policy. At Closing, Buyer shall pay: (i) the cost of any loan title insurance policy; (ii) one half of any escrow fees, (iii) the cost of any endorsements to the Title Policy requested by Buyer, and (iv) the cost of obtaining Surveys.

Section 3. Payment of Purchase Price and Earnest Money.

(a) Purchase Price. Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

(b) Earnest Money. The initial $1,000,000.00 Earnest Money deposit shall be delivered to Escrow Agent by Buyer within five (5) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price on the Closing Date, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement. In the event Buyer does not terminate this Agreement during the Examination Period, within five (5) business days following the earlier waiver of or expiration of the Examination Period, Buyer shall deposit an additional ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in Earnest Money, which additional deposit will result in a total Earnest Money deposit of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). The parties acknowledge and agree that Fidelity National Title Insurance Company shall hold the Earnest Money in Fidelity National Title Insurance Company’s escrow account and not the escrow account of Escrow Agent.

(c) Intentionally Omitted.

(d) Independent Consideration. A portion of the Earnest Money in the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00) shall be non-refundable to Buyer and deemed earned by Seller as consideration for entering into this Agreement (the “Independent Consideration”). The Independent Consideration will be paid to Seller upon termination of this Agreement. Any term or provision herein which provides for the return of the Earnest Money to Buyer shall mean the Earnest Money, less the Independent Consideration.

Section 4. Sale of Properties.

Seller agrees to sell and convey the Properties to Buyer (or its permitted assignee), in each case at the Closing upon the terms and conditions set forth in this Agreement.

Section 5. Title.

(a) At Closing, Seller agrees to execute and deliver to Buyer (or its permitted assignee) Deeds in the form attached as Exhibit B, free and clear of all liens, defects of title, and encumbrances, except for (i) the Leases; (ii) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Properties are in compliance therewith; and (v) any and all other exceptions set forth in the Title Reports (as defined below) which Seller does not agree, and is not required, to cure under Section 6(a) herein and/or to which Buyer waives (or is deemed to have waived) an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).

Section 6. Examination of Properties.

Seller and Buyer hereby agree as follows:

(a) Title Examination. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer (i) a title report, dated within ninety (90) days of the Effective Date, with respect to each Property (each, a “Title Report” and, collectively, the “Title Reports”) from the Title Insurer and (ii) a copy of the most recent survey, if any, of each Property (each, a “Survey” and, collectively, the “Surveys”). Buyer shall furnish to Seller prior to the expiration of the Examination Period a statement specifying any defects in title and/or the Surveys (the “Objections”). Seller shall notify Buyer within five (5) business days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said five (5) business day period, Seller shall be deemed to have elected not to cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within three (3) business days after receipt of Seller’s notice (or within three (3) business days of the expiration of Seller’s five (5) business day response period, if Seller does not respond), either to (a) waive the Objections and proceed with the transactions contemplated by this Agreement, in which event such Objections shall be Permitted Exceptions, or (b) terminate this Agreement with respect to such Property, in which event a prorata portion of the Earnest Money shall be paid to Buyer. If Buyer fails to elect to terminate this Agreement by notice given to Seller within said three (3) business day period, then Buyer shall be conclusively deemed to have elected to waive the Objections. If Buyer fails to deliver the Objections to Seller prior to the expiration of the Examination Period, then Buyer shall be deemed to have waived its right to object to any defect set forth in the Title Report and Survey. If at any time after Buyer’s receipt of the initial Title Report or Survey, any update to the Title Report or Survey discloses any additional item which was not disclosed on any version of or update to a Title Report or Survey delivered to Buyer previously (the “New Exception”), Buyer shall have a period of two (2) business days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception, or if no such notice is provided, such New Exception will be deemed to have been waived, in which event such New Exception shall be a Permitted Exception. If Buyer disapproves of the New Exception, Seller may, in its sole discretion, notify Buyer as to whether it is willing to cure the New Exception. If Seller fails to deliver a notice to Buyer within two (2) business days after the receipt of the written New Exception objection notice from Buyer, Seller shall be deemed to have elected not to cure the New Exception. If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect, upon written notice to Seller two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), either: (a) to terminate this Agreement with respect to any such Property, in which event a prorata portion of the Earnest Money shall be paid to Buyer, or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event such New Exception shall be a Permitted Exception. If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, in which event such New Exception shall be a Permitted Exception. Notwithstanding the foregoing, Seller shall be required to cure: (x) all monetary liens or encumbrances against the Properties dischargeable by payment of a liquidated sum (1) arising by or through Seller or (2) that are dischargeable by the payment of less than $1,000,000 in the aggregate; and (y) all encumbrances against title which are created by or through Seller after the date hereof except if otherwise approved in writing by Buyer.

(b) Examination. Within two (2) business days after the Effective Date, Seller shall deliver to Buyer all of the materials set forth on Schedule 6(b) attached hereto, to the extent in Seller’s actual possession, and should there be any delay in the delivery of such materials by Seller to Buyer, for each day that passes thereafter until all of such materials are delivered to Buyer, the Examination Period shall be extended by one (1) day. Additionally, during the term of this Agreement upon at least 48 hours’ prior written notice to Seller, Buyer, its agents and designees, shall have the right to enter the Properties during normal business hours for the purposes of inspecting the Properties, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may require to assess the condition and suitability of the Properties; provided, however, that such activities by or on behalf of Buyer on the Properties shall not materially damage the Properties nor unreasonably interfere with the conduct of business by Seller or any of Seller’s tenants; and provided further, however, that Buyer shall (i) indemnify and hold Seller harmless from and against any and all claims, judgments, fines, penalties, reasonable out-of-pocket costs, expenses and damages to the extent resulting from damage to the Properties or injury to persons as a result of the activities of Buyer and its agents and designees on the Properties (including, but not limited to, reasonable out-of-pocket attorneys’ fees), and (ii) repair any and all damage caused, in whole or in part, by Buyer, which obligations shall survive any termination of this Agreement; except, however, that Buyer shall not be responsible for any repairs necessitated by Buyer’s discovery of any pre-existing conditions on the Properties during Buyer’s diligence inspections except to the extent any such conditions are exacerbated by Buyer. Before entering the Properties, Buyer shall give at least 48 hours’ prior written notice to Seller’s designated representative(s) of such entry upon the Properties by Buyer, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Properties.

(c) Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Examination Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer does not provide Seller written notice stating that it waives its right to terminate this Agreement pursuant to this Section 6(c), then this Agreement shall terminate upon the expiration of the Examination Period, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer provides written notice to Seller prior to the expiration of the Examination Period stating that Buyer elects to proceed with the transaction contemplated by this Agreement, then this Agreement shall continue in full force and effect and Buyer and Seller shall proceed to Closing, subject to and in accordance with the terms and conditions of this Agreement.

(d) Exclusions. Buyer shall have until 6:00 p.m. ET on the date that is one (1) Business Day prior to the Closing (“Exclusion Deadline”) to exclude a Property (each, an “Excluded Property”, and collectively, the “Excluded Properties”) from the transaction contemplated by this Agreement, by delivering one or more written notices thereof (each, an “Exclusion Notice”) to Seller on or before the Exclusion Deadline. A Property may only be excluded from the transaction contemplated by this Agreement (i) prior to the expiration of the Examination Period for any reason or no reason, in Buyer’s sole and absolute discretion and (ii) from and after the expiration of the Examination Period solely in the event that Buyer reasonably determines with respect to any such Excluded Property that any of the following exists or occurs, in each case that is material as to the applicable Excluded Property individually: (i) a violation of applicable laws, rules or regulations; (ii) a title, survey or zoning defect; (iii) Hazardous Substances are present on the Excluded Property or a violation of Environmental Laws; or (iv) a material physical defect in the Improvements. Notwithstanding the foregoing, Buyer may deliver an Exclusion Notice after the expiration of the Examination Period only if the condition(s) giving rise to the Exclusion Notice first arose after the expiration of the Examination Period and did not exist or occur prior to the expiration of the Examination Period. Any Exclusion Notice shall include a reasonably detailed description of the condition(s) that gave rise to the Exclusion Notice. If Buyer does not deliver an Exclusion Notice prior to the Exclusion Deadline, Buyer shall be conclusively deemed to have waived its right to deliver an Exclusion Notice pursuant to this Section 6(d). If Buyer timely delivers an Exclusion Notice, then, as Buyer’s sole and exclusive remedy, this Agreement shall be deemed terminated solely with respect to the applicable Excluded Properties, the Purchase Price shall be reduced by the applicable Allocated Purchase Prices attributable to such Excluded Properties, and thereafter the parties shall have no further rights or obligations under this Agreement with respect to the applicable Excluded Properties except for those that expressly survive termination. In the event that Buyer terminates this Agreement with respect to an Excluded Property pursuant to the provisions of this Section 6(d) (or Buyer terminates any Other PSA with respect to an Excluded Property (as defined in the applicable Other PSA) pursuant to the provisions of Section 6(d)of such Other PSA), Buyer and Seller shall use good faith efforts to identify another property owned by Seller, or one of its affiliates, acceptable to Buyer (each an “Alternate Property” and collectively the “Alternate Properties”) and Buyer shall have the option to substitute such Alternate Property for such Excluded Property at the Allocated Purchase Price agreed to by Buyer and Seller for such Alternate Property as a Property for all purposes of this Agreement and the Purchase Price shall be adjusted (up or down, as applicable) to reflect the addition of the Allocated Purchase Price of the Alternate Property and, if such Excluded Property was excluded pursuant to this Section 6(d)of this Agreement, the subtraction of the Allocated Purchase Price for the Excluded Property. The Examination Period for any Alternate Property shall be extended to the date that is thirty (30) days after the date on which Buyer elects to substitute such Alternate Property pursuant to this Section 6(d); provided that if such extended Examination Period expires after the then scheduled Closing Date, then the Closing Date for such Alternate Property shall be the date that is five (5) Business Days after the expiration of such extended Examination Period. Without limitation of the immediately preceding sentence, the Closing Date for any Property (including any other Alternate Property that has an extended Examination Period expiring on or before the scheduled Closing Date) shall not be deferred.

Section 7. Risk of Loss/Condemnation.

Until Closing, the risk of loss or damage to the Properties shall be borne by Seller. In the event all or any portion of a Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued), Seller shall give Buyer written notice promptly upon becoming aware thereof, and: (a) with respect to any casualty, if the cost to repair such casualty would exceed five percent (5%) of the Allocated Purchase Price with respect to such Property, and (b) with respect to any condemnation or taking (or notice thereof), the proposed condemnation or taking would result in the loss of legal access to a public right-of way or the reduction of value in such Property by more than five percent (5%) of its Allocated Purchase Price, then, in either such case, Buyer may elect to terminate this Agreement with respect to such Property by providing written notice of such termination to Seller within three (3) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the portion of the Earnest Money allocated to such Property shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to such Property, except as otherwise set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement with respect to the applicable Property, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards to be applied in accordance with the terms of the Leases. With respect to a casualty, if Buyer does not elect to terminate this Agreement with respect to the applicable Property or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the proceeds under any such Seller insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received after the Effective Date hereof but prior to Closing), with Seller responsible for payment of any deductible and/or uninsured amount with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies which shall be applied in accordance with the terms of the Leases.

Section 8. Earnest Money Disbursement.

The Earnest Money shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a) The Escrow Agent shall invest the Earnest Money in an interest bearing account at Buyer’s sole cost and expense, and shall promptly provide Buyer and Seller with confirmation related to receipt of same, including the name and address of the bank where such account is maintained and the account number thereof.

(b) If the Closing occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer upon the Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 8(b). Subject to the last sentence of this Section 8(b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, the Escrow Agent is hereby authorized to make the payment set forth in the Demand. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court directing payment of same. Notwithstanding the foregoing provisions of this Section 8(b) , provided that Buyer and Seller have given Escrow Agent notice of the date on which the Examination Period expires, if Buyer delivers a notice to Escrow Agent on or prior to the expiration of the Examination Period that Buyer has terminated this Agreement, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(c) Buyer and Seller acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of any of Buyer or Seller, and that the Escrow Agent shall not be liable to any of Buyer or Seller for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its gross negligence or willful misconduct and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable out-of-pocket attorneys’ fees, expenses and disbursements) actually incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

(d) Notwithstanding anything to the contrary herein contained, but subject to Section 8(b), in the event that a controversy arises between the parties hereto as to whether or to whom Escrow Agent shall deliver any funds or as to any other matter arising out of or relating hereto, Escrow Agent shall not be required to determine the same and need not make any delivery of the funds or any portion thereof to the parties to the dispute but may choose to (a) commence an action in a court of competent jurisdiction and pay over the funds at issue as such court shall direct or (b) retain same until the rights of the parties to the dispute shall have been finally determined by a written agreement signed by all of the undersigned parties or by final order of a court of competent jurisdiction. In this latter instance, Escrow Agent shall deliver the funds within two (2) Business Days after it has received written notice of any such agreement or final order or finding; provided, however, that with respect to a final order or finding the time for appeal from any such final order or finding has expired without an appeal having been taken and the written notice of such final order or finding is accompanied by an affidavit that the time for appeal has expired without an appeal having been taken. Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice from any of the undersigned that such controversy has arisen which refers specifically to this Agreement and specially identifies by name and address the adverse claimants to the controversy and the nature of the controversy.

(e) In any interpleader action or in case the Escrow Agent is made a party defendant to any suit or proceedings regarding this Agreement, the undersigned parties, for themselves, their heirs, personal representatives, successors, and assigned, jointly and severally, agree to pay to said Fidelity National Title Insurance Company, within fifteen (15) Business Days of written demand, all reasonable out-of-pocket costs, attorney’s fees, and expenses actually incurred with respect thereto. Fidelity National Title Insurance Company shall have a lien on the deposit(s) herein for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, then Fidelity National Title Insurance Company shall have the right to reimburse itself out of the said deposit(s).

(f) The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

Section 9. Default; Breach of Representation.

(a) In the event Buyer should fail to consummate the Closing on the Closing Date, for any reason other than Seller’s default, then Seller may, upon five (5) days’ notice to Buyer, if such failure is not cured within such five (5) day period, as its sole and exclusive remedy, terminate this Agreement by notice to Buyer, and in such event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages. Upon such termination, and receipt by Seller of all of the Earnest Money, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein. Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s default in its obligation to consummate the Closing on the Closing Date, and the parties have agreed that the amount of the Earnest Money represents a reasonable estimate of such loss and is intended as a liquidated damages provision.

Seller’s Initials	Buyer’s Initials

(b) In the event Seller should breach, in any material respect, any of its covenants, representations or warranties contained in this Agreement, or if Seller should fail to consummate the Closing on the Closing Date for any reason other than Buyer’s default, Buyer may, upon five (5) days’ notice to Seller, if such breach or failure is not cured within such five (5) day period, as its sole and exclusive remedy, either (i) waive such default or failure and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement in its entirety by notice to Seller, in which event the Escrow Agent shall return the Earnest Money to Buyer, and Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Properties, including but not limited to environmental and engineering consultants’ fees, commercially reasonable legal fees, and financing deposits with such reimbursements not to exceed $744,000, and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein, (iii) terminate this Agreement by notice to Seller solely with respect to any Properties subject to the applicable breach or default occurred, in which event (x) the Purchase Price shall be reduced by the applicable Allocated Purchase Prices attributable to the Properties subject to the applicable breach or default and (y) Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred with respect to its due diligence, including but not limited to environmental and engineering consultants’ fees, commercially reasonable legal fees, and financing deposits with such reimbursement not to exceed $12,000.00 per terminated Property, with respect to the applicable Properties with respect to which this Agreement is terminated, or (iv) enforce specific performance of Seller’s obligations hereunder.

(c) As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within sixty (60) days after Buyer becomes aware of the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of Buyer’s right to commence an action for specific performance.

(d) Notwithstanding Section 9(a) and Section 9(b) hereof, in no event shall the provisions of Section 9(a) and Section 9(b) limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with the express provisions of this Agreement. This Section 9(d) shall survive the Closing or the earlier termination of this Agreement.

(e) Notwithstanding the foregoing, in the event of a default of Seller hereunder which makes specific performance unavailable, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity, provided, however, under no circumstances shall Seller be liable to Buyer pursuant to this Section 9(e) for any punitive damages.

(f) All representations and warranties in this Agreement shall be deemed to have been made as of the Effective Date and shall survive the Closing for a period of twelve (12) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty, or covenant contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period. Seller and Buyer agree that, following the Closing, each shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations or warranties expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed three percent (3%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap). In the event that Seller breaches any representation or warranty contained in this Agreement, in any material respect, and Buyer had actual knowledge of such breach on or prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery, and Seller shall not have any liability to Buyer in connection therewith.

Section 10. Closing.

(a) The Closing Date shall occur on no later than July 29, 2020. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. At Closing, the Earnest Money shall be applied against the Purchase Price. The Closing shall be held through a customary, New York style escrow arrangement between the parties and the Escrow Agent, or such other place or manner as the parties hereto may mutually agree.

(b) Seller shall deliver to Buyer at Closing the following executed documents:

(i) a Deed in the form attached hereto as Exhibit B, with respect to each Property, from Seller to Buyer conveying the Real Property and the Improvements to Buyer subject only to the Permitted Exceptions and having a stated consideration equal to the Allocated Purchase Price for such Property;

(ii) the Lease, executed by Tenant, as tenant;

(iii) a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”);

(iv) all transfer tax statements, declarations, residency certifications, and filings as may be necessary or appropriate for purposes of recordation of the applicable Deed;

(v) good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;

(vi) a FIRPTA Affidavit from Seller in form of Exhibit F attached hereto;

(vii) an affidavit with respect to each Property in the form required by Title Insurer to issue the Title Policy;

(viii) an SNDA (as defined in the Lease) in a form requested by Buyer in accordance with the Lease; and

(b) Buyer shall deliver to Seller at Closing the following:

(i) the balance of the Purchase Price;

(ii) the Lease executed by Buyer;

(iii) the Settlement Statement executed by Buyer;

(iv) all transfer tax statements, declarations, residency certifications, and filings as may be necessary or appropriate for purposes of recordation of the applicable deed; and

(v) good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer.

Section 11. Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:

(a) Seller is duly organized (or formed), validly existing and in good standing under the laws of the State of Tennessee. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b) (i) Except as listed in Schedule 11(b) attached hereto, there are no actions, suits or other proceedings of any kind pending or, to Seller’s knowledge, threatened against Seller or the Properties which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) except as listed in Schedule 6(b) attached hereto, Seller has not received any written notice of any current or pending environmental investigations against the Properties and Seller does not have any actual knowledge of any pending environmental investigations against the Properties.

(c) Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any brokerage agreements, affecting the Properties which will be binding upon Buyer after the Closing other than the Contracts;

(d) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts, and, to Seller’s knowledge, there are no defaults under the Contracts;

(e) Except for violations cured or remedied on or before the date hereof and except as listed in Schedule 11(e) attached hereto, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Properties and Seller does not have knowledge of any such violations;

(f) Other than the Lease to be entered into at Closing and any lease where Seller is the tenant that will be terminated at or prior to Closing, there are no occupancy rights, leases or tenancies affecting the Properties;

(g) Intentionally Omitted;

(h) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;

(i) Seller has no knowledge of any pending or threatened condemnation proceedings affecting the Properties and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Properties, except as listed on Schedule 11(i) attached hereto and incorporated herein by reference;

(j) Except as set forth in the environmental reports previously delivered by Seller to Buyer, (1) to Seller’s knowledge no Hazardous Substances have been generated, stored, released, or disposed of on or about the Properties in violation of any law, rule or regulation applicable to the Properties which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”); and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;

(k) There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Properties;

(l) Seller is not acting on behalf of, (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(m) Neither Seller nor, to Seller’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Seller nor, to Seller’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(n) As of the date hereof all of the Properties are open for business for, at a minimum, delivery and take-out service.

(o) Terms such as “to Seller’s knowledge,” or like phrases mean the actual knowledge of Doug Couvillion, the individual in Seller’s organization charged with responsibility for the Properties, the Leases and the matters otherwise addressed in the representations and warranties contained herein; provided however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s property manager, any officer, director or employee of Seller or Doug Couvillion, on account of any breach of any representation or warranty made by Seller herein.

Section 12. Buyer’s Representations.

Buyer represents and warrants to Seller effective as of the Effective Date and as of the Closing Date, as follows:

(a) Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b) No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;

(c) Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(d) Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(e) For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the knowledge of James Hennessey, an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Section 13. Conditions to Buyer’s Obligations.

Buyer’s obligation to pay the Purchase Price, accept title to the Properties and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

(a) Seller shall deliver, or cause to be delivered, to Buyer on or before the Closing Date the documents set forth in Section 10(a) above;

(b) Each of the representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(c) Buyer shall receive from the Title Insurer a current ALTA owner’s title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for each Real Property in the amount of the applicable Allocated Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”);

(d) On or before the date that is ten (10) days prior to the Closing, Seller shall use commercially reasonable efforts to deliver to Buyer estoppel certificates in the form provided by Buyer (and reasonably acceptable to Seller) from any parties to declarations or reciprocal and/or operating easement agreements affecting the Properties as requested by Buyer in the Objections (collectively, the “Estoppels”). The Estoppels shall not show any material default by Seller or any information that would be reasonably expected to have a material adverse effect on the ownership, use, occupancy or maintenance of the Properties;

(e) Intentionally Omitted;

(f) All of the conditions precedent to Buyer’s obligation to close under the Other PSAs shall have been fully satisfied;

(g) With respect to each Property, such Property is open for business as of Closing for, at a minimum, delivery and take-out service, except to the extent prohibited by a Legal Requirement applicable to such Property; and

(h) From the Effective Date until Closing, no material adverse change shall have occurred with respect to the Properties or Tenant.

Buyer may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement but any such waiver shall be effective only if contained in a writing signed by Buyer. If all of the above conditions have not been satisfied, or waived in writing by Buyer, on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement with respect to any Property implicated by said breach or default, and upon such termination the Purchase Price shall be reduced by the applicable allocated Purchase Price attributable to such terminated Property and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities with respect to such Property, except as otherwise set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 13 arises as a result of a material default by Seller under this Agreement, Buyer shall also have the remedies available to Buyer in Section 9(b).

Section 14. Conditions to Seller’s Obligations.

Seller’s obligation to deliver title to the Properties and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

(a) Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price pursuant to Section 2 hereof; and

(b) The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. In the event of the failure of the condition precedent to Seller’s obligations set forth in Section 14(a), Seller shall have the remedies available to Seller in Section 9(a).

Section 15. Intentionally Omitted.

Section 16. Notices.

All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 6:00 p.m. EST on a business day, otherwise, such notice shall be deemed to have been received on the next succeeding business day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 16. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 17. Seller Pre-Closing Covenants.

From and after the Effective Date and until Closing, Seller agrees that it shall:

(a) Intentionally omitted;

(b) subject to Section 7 hereof and subject to reasonable wear and tear and damage from fire or other casualty, maintain the Properties in the same condition as exists on the date hereof;

(c) keep the Properties insured for no less than full replacement cost thereof;

(d) not (i) enter into, amend, modify, terminate or grant any waiver or approval under any leases, licenses or other occupancy agreements, or any other contracts that would be binding on Buyer after Closing, (ii) transfer, sell or otherwise dispose of any Property, except for the replacement of obsolete personal property in the ordinary course of business, nor (iii) initiate or consent to any zoning reclassification or other change to the zoning, site plan, special use permit or other land use entitlement with respect to the Property, without, in each instance, obtaining the prior written consent of Buyer in its sole and absolute discretion;

(e) request the Estoppels (if applicable) from all applicable parties within five (5) business days following Buyer’s written request therefor and thereafter shall use commercially reasonable efforts to obtain the same;

(f) Intentionally Omitted;

(g) Intentionally Omitted;

(h) Intentionally Omitted; and

(i) promptly inform Buyer in writing of (i) the receipt of a written notice from any applicable governmental authority having jurisdiction of any purported violation of law with respect to the Properties and/or any casualty or condemnation with respect to the Properties or (ii) any other material event which would reasonably be expected to adversely affect the ownership, use, occupancy or maintenance of the Properties, whether insured or not.

Section 18. Entire Agreement.

This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 19. No Representations or Warranties.

Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Properties as set forth in Section 6 herein, and except as set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing (the “Closing Documents”), the Properties shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

Section 20. Applicable Law.

This Agreement shall be construed under the laws of the State of New York, without giving effect to any conflict of laws or principles.

Section 21. No Brokers.

Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction. Buyer and Seller acknowledge and agree that Seller has engaged Consultant, the charges for which shall be paid by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 21 shall survive the Closing or the earlier termination of this Agreement.

Section 22. Attorneys’ Fees.

In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 23. Exclusivity.

So long as this Agreement remains in effect and Buyer is not in material default pursuant to the terms hereof, Seller will not show, market, offer, or negotiate to sell the Properties or any portion thereof or interest therein to any party other than Buyer, nor will Seller conduct discussions with any third party with respect to the same.

Section 24. No Recording.

Buyer may not record this Agreement or any memorandum of short form hereof.

Section 25. Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 26. Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via ..pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 27. Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 28. No Offer.

This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 29. Waiver of Trial by Jury.

THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 30. Assignment.

This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity), provided the assignee assumes in writing all of the obligations of Buyer to be performed under this Agreement and the applicable assumption agreement documenting the same is delivered to Seller at least five (5) business days prior to the Closing Date. Buyer shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties of Buyer set forth in Section 12 of this Agreement untrue or incorrect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Buyer from any of its obligations set forth herein arising prior to or after the effective date of the assignment. In addition, Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer any individual Property to one or more affiliates of Buyer in lieu of transferring the Properties to Buyer at Closing. The final documents to be delivered at Closing, including, without limitation, the Deed(s), the Assignment(s) of Intangible Property, and the Leases, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Section 31. Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 32. Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 33. Publicity.

Neither party shall make any public announcement or issue any press release with respect to the subject matter and/or terms of this Agreement or the transactions covered hereby (“Transaction Information”) without the prior written consent of the other party; provided, however, that Seller may make any disclosures that it deems necessary or appropriate to satisfy any Legal Requirements to which it may be subject, including in any public filings made pursuant to the Securities Exchange Act of 1934, as amended (an “Exchange Act Filing”), without consulting with Buyer except as provided below.

Notwithstanding the foregoing, if Seller makes any new disclosure of Transaction Information in an Exchange Act Filing, Seller will endeavor to limit such disclosure to the extent Seller reasonably deems appropriate and will provide Buyer with a written copy of the proposed disclosure at least three (3) Business Days prior to the filing date. If Buyer reasonably believes the disclosure is inaccurate or involves “Sensitive Information” (as defined below) that Buyer wishes to be revised or omitted from the disclosure, Buyer will notify Seller in writing of its objections and any suggested revisions by no later than two (2) Business Days prior to the filing date (i.e. within 24 hours of Buyer’s receipt). Following receipt of such notice, Seller will (i) confirm and correct any inaccuracies identified by Buyer, (ii) discuss the matter with Buyer at the senior executive level, and (iii) in consultation with outside securities counsel, consider Buyer’s objections and suggestions in good faith, but Seller shall have final say as to the disclosures made in any of Seller’s Exchange Act filings.

As used herein, “Sensitive Information” means Transaction Information that is sufficiently detailed or particularized (e.g., regarding rents or transactional details in respect of individual properties) such that Buyer reasonably believes the disclosure thereof would have negative consequences for Buyer vis-à-vis Buyer’s current or future investors or transactional counterparties.

Section 34. Local Law Provisions.

(a) Georgia. With respect to any Property located in the State of Georgia, the documents required to be delivered by Seller pursuant to Section 10(b) shall include an Affidavit of Seller’s Residence in accordance with O.C.G.A. Section 48-7-128 from Seller.

(b) Pennsylvania. With respect to each Property located in the Commonwealth of Pennsylvania:

Application for Bulk Sales Clearance Certificates. Seller shall apply for and diligently pursue Corporate Bulk Clearance Certificates from the Department of Revenue and the Department of Labor and Industry as provided for in Pennsylvania Fiscal Code, 72 P.S. Section 1403 (the “Clearance Certificates”). However, Seller’s failure to obtain such Clearance Certificates as of Closing shall not bar Closing from occurring.

Applicable Taxes. The term “Applicable Taxes” means all taxes, fees, assessments and charges for which a lien could be imposed upon the Property pursuant to the Bulk Sales Statutes or for which Buyer could be held liable pursuant to the Bulk Sales Statutes.

Accountant’s Certification Letter. At Closing, Seller shall deliver or cause US Realty to Deliver to Buyer a certification from its outside independent, certified public accountant in favor of Buyer (the “Accountant’s Letter”) which certifies that (a) Seller has paid all known Applicable Taxes for all years prior to the year in which Closing occurs and (b) the Bulk Sales Statutes under Pennsylvania law do not apply to Seller or that no taxes thereunder will be due and owing to the Commonwealth of Pennsylvania after the completion of the transaction contemplated by this Agreement or, if the Bulk Sales Statutes do apply, the amount of the Applicable Taxes.

Indemnity. Seller hereby agrees to indemnify and hold Buyer harmless from any costs, expenses or liability of any kind imposed on Buyer under the Bulk Sales Statutes of Pennsylvania in connection with US Realty’s failure to comply with the Bulk Sales Statutes for the transactions contemplated by this Agreement. If Buyer incurs any expenses in defending a claim for payment of Applicable Taxes, including, but not limited to reasonable counsel fees and court costs, Buyer shall be entitled to reimbursement of such costs from Seller as to which the Applicable Taxes hereunder relate.

(c) South Carolina. With respect to each Property located in the State of South Carolina the documents required to be delivered by Seller pursuant to Section 10(b) shall include: (i) a Certificate of Tax Compliance from the South Carolina Department of Revenue (“SCDOR”) evidencing that Seller has filed all returns and paid all taxes required by the SCDOR or a Transferor Affidavit Tax Lien Inapplicable in lieu thereof on the SCDOR’s prescribed form (if applicable); and (ii) an SCDOR Form I-295 Seller Nonresident Withholding Affidavit and, if applicable, an SCDOR Form I-290 Nonresident Real Estate Withholding form.

(d) Virginia. With respect to each Property located in the State of Virginia the documents required to be delivered by Seller, pursuant to Section 10(b) shall include: a Virginia Form R-5 executed by Seller.

(e) New Jersey. With respect to any Property located in the State of New Jersey:

The transactions contemplated by this Agreement will not trigger notification, filing or other compliance with the requirements of the New Jersey Industrial Site Recovery Act, as set forth in N.J.S.A. § 13:1K-6, et. seq., and the rules and regulations promulgated hereunder (“ISRA”). To Seller’s knowledge, portion of any Property located in the State of New Jersey constitutes an “industrial establishment” as defined under ISRA.

Notwithstanding anything to the contrary contained herein, Title Insurer, Buyer and/or any lender of Buyer shall be entitled to record a notice of settlement with respect to any Property located in the State of New Jersey in connection with the transactions contemplated this Agreement.

If any governmental authority requires that certificates of occupancy, certificates of continued occupancy, smoke detector certifications or other inspection or occupancy certificates be obtained in connection with the conveyance of any Property located in the State of New Jersey to Buyer, Seller shall, at its cost and as a condition to Closing, obtain such documents and deliver copies thereof to Buyer, and make any repairs, replacements, alterations and changes to the such Property required in connection therewith prior to the Closing.

Buyer shall be entitled to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 and Seller shall cooperate in connection with such compliance. In connection therewith, Buyer shall be entitled to file with the State of New Jersey Division of Taxation (the “Division”), a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) (a “Bulk Sale Notice”) and an executed copy of this Agreement, enumerating the purchase price and the terms and the conditions hereof, as necessary to obtain a letter of clearance from the Division (a “Tax Clearance Letter”). For purposes of completing the Bulk Sale Notice, the appropriate Seller’s EIN shall be provided to Buyer promptly after the execution of this Agreement and be included. Seller shall provide Buyer with such additional information regarding Seller and/or the Properties as may be required for Buyer to complete such Bulk Sale Notice. If requested and timely delivered by Seller, Buyer shall include with the Bulk Sale Notice filing Seller’s completed Asset Transfer Tax Declaration (Form TTD). Buyer shall have the right to deposit into escrow with the Title Insurer such portion of the Purchase Price required by the Division (if any), which amount (together with interest accrued thereon, if any, the “Division Escrow”) shall be held in escrow by the Title Insurer pursuant to an escrow agreement substantially in the form of that attached hereto as Exhibit I (the “Bulk Sale Escrow Agreement”). Buyer and Seller agree to be bound by the escrow requirements imposed by the Division, including any adjustment of the Division Escrow amount. Upon demand by the Division, the Title Insurer shall disburse to the Division such amounts from the Division Escrow as the Division shall require. Any remaining balance of funds in the Division Escrow shall be disbursed to Seller only after the Division has authorized the release of such funds in writing by issuing a Tax Clearance Letter. Notwithstanding the foregoing or any Division Escrow withheld at Closing, Seller shall be solely responsible for all taxes, interest and penalties due and owing to the State of New Jersey by Seller and shall indemnify and hold Buyer harmless therefor. This Section 34(a) will survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE

FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the day and year first set forth above.

SELLER:

Cracker Barrel Old Country Store, Inc., a Tennessee corporation

By:	/s/ Sandra B. Cochran
Name:	Sandra B. Cochran
Title:	President and CEO

[Signature Page to Agreement for Purchase and Sale of Real Property]

BUYER:

CB Portfolio Owner LLC, a Delaware limited liability company

By:	/s/ James Hennessey
Name:	James Hennessey
Title:	Authorized Signatory

CBNSPA001 LLC,
a Delaware limited liability company

By:	/s/ James Hennessey
Name:	James Hennessey
Title:	Authorized Signatory

[Signature Page to Agreement for Purchase and Sale of Real Property]

JOINDER BY TITLE INSURER

Title Insurer joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement. Title Insurer agrees to act as escrow holder with respect to the Earnest Money in accordance with the terms of this Agreement and hereby establishes May 28, 2020, as the date of opening of escrow and designates ___________ as the escrow number assigned to this escrow. Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction. Title Insurer agrees that it will submit to the jurisdiction of the State Courts of the State of New York in connection with any dispute which shall arise under the terms of this Agreement. Title Insurer agrees that service of process on Title Company in New York in accordance with New York law shall constitute adequate service of process. Title Insurer agrees that it will not contest the jurisdiction of the State of New York Courts in connection with any litigation over any dispute arising under this Agreement. Title Insurer further agrees that in the event there is a dispute between the parties hereto it shall deposit the Earnest Money it is holding in escrow into whatever New York Court the litigation is pending.

TITLE INSURER:

Fidelity National Title Insurance Company

By:	/s/ Angela Rice
Name:	Angela Rice
Title:	AVP & Escrow Officer

EXHIBITS AND SCHEDULES

Exhibit A	—	Property
Exhibits B	—	Forms of Deed
Exhibits C	—	Form of Lease
Exhibit D	—	Intentionally Omitted
Exhibit E	—	Intentionally Omitted
Exhibit F	—	FIRPTA Affidavit
Exhibit G	—	Intentionally Omitted
Schedule 1(r)	—	Contracts
Schedule 3(c)	—	Allocation of Purchase Price
Schedule 6(b)	—	Due Diligence Materials
Schedule 11(b)	—	Litigation
Schedule 11(e)	—	Violations
Schedule 11(f)	—	Occupancy Agreements
Schedule 11(i)	—	Pending or Condemnation Actions Threatened

EXHIBIT A

Property

[Redacted]

Legal Description of Property

Legal descriptions of the Properties to be finalized by Buyer and Seller prior to the expiration of the Examination Period.

Ex.A-1

EXHIBIT B

FORM OF DEED

[To be conformed to state customs and requirements]

This instrument was prepared by:

[_________________]
[_________________]
[_________________]
[_________________]

After recording mail to:

[_________________]
[_________________]
[_________________]
[_________________]

Mail tax bills to: [_________________] [_________________] [_________________]	For Recorder’s Use Only

SPECIAL WARRANTY DEED

CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation (“Grantor”), in consideration of ten dollars ($10.00) and other good and valuable consideration, hereby grants and conveys to [_________________], a [_________________], having an address at [_________________] (“Grantee”), in fee simple, all that certain plots, pieces or parcels of land with the building and improvements thereon erected, situate, lying and being, commonly known as [_________________], and more particularly described on Exhibit A attached to this Special Warranty Deed (the “Property”), subject all encumbrances and documents of record (the “Permitted Exceptions”);

TOGETHER WITH all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Property to the center lines thereof;

TOGETHER WITH the appurtenances and all the estate and rights of Grantor in and to the Property.

TO HAVE AND TO HOLD the Property unto Grantee, the heirs or successors and assigns of Grantee forever,

Ex.B-1

AND Grantor, for itself, and its successors, does covenant, promise and agree to and with Grantee, its successors and assigns, that Grantor has not done or suffered to be done anything whereby the said Property is, or may be, in any manner encumbered or charged, except for the Permitted Exceptions; and that the Grantor WILL WARRANT AND DEFEND the Property against all persons claiming by, through or under Grantor, but not otherwise, subject only to the Permitted Exceptions.

[SIGNATURE PAGE FOLLOWS]

Ex.B-2

The Grantor executes this Special Warranty Deed as of [_________________], 2020.

CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation

By:
Name:
Title:

STATE OF ____________________    )

) ss

COUNTY OF __________________    )

I hereby certify that, on [_________________], 2020, _________________________, a person who was known to me or who provided satisfactory and credible evidence that he or she was the individual named in the foregoing instrument, appeared before me in person and acknowledged before me that (1) he or she held the title of ____________________ of CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation, (2) he or she executed and delivered the foregoing instrument on behalf of said corporation by proper authority, and (3) the execution and delivery of the foregoing instrument was the free and voluntary act of said corporation for the purposes stated in such instrument.

Notary Public
Print Name:

[SEAL]

Expiration Date of Commission: ______________________

License or Serial Number (if applicable): _______________

Ex B-3

EXHIBIT A

Legal Description of Property

EX. B

EXHIBIT C

BASIC LEASE TERMS

1.	Lease Term:	Twenty (20) Years

2.	Year 1 Rent:

An amount equal to seven percent (7%) of the aggregate Purchase Price and the Purchase Price under the Other PSAs; provided that if the Purchase Price under any of the Other PSAs is reduced pursuant to Section 2(c) thereof, then the Year 1 Rent shall be proportionally reduced.

3.	Annual Rent Increases:	One percent (1%)

4.	Lease will provide for absolute triple net rent to Landlord

Ex. C

EXHIBIT D

INTENTIONALLY OMITTED

Ex. D

EXHIBIT E

INTENTIONALLY OMITTED

Ex. E

EXHIBIT F

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by [_______________] (“Transferor”), to [_________________], a [_________________] (“Transferee”), Transferor hereby certifies the following:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

Transferor is not a disregarded entity for federal income tax purposes.

Transferor’s U.S. taxpayer identification number is __________________.

Transferor’s office address is [________________], [___________], [_______] [_______].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

SIGNATURE PAGE FOLLOWS

Ex. F

Transferor declares that it has examined this certificate and to the best of its knowledge and belief it is true, correct, and complete, and that the person signing below has authority to sign this document on behalf of Transferor.

Dated: [ ], 2020	Transferor: [•], a[ ]

By:

Name:

Title:

Ex. F

NOTICE TO TRANSFEREE: You are required by law to retain this Certificate until the end of the fifth taxable year following the taxable year in which the transfer takes place and to make it available to the Internal Revenue Service if requested during that period.

Ex. F

EXHIBIT G

INTENTIONALLY OMITTED

Ex. G

SCHEDULE 1(R)

CONTRACTS

None.

Sch.1(R)

SCHEDULE 3(c)

ALLOCATION OF PURCHASE PRICE

Schedule 3(c)

SCHEDULE 6(b)

DUE DILIGENCE MATERIALS

1.	A complete copy of the leases affecting the Properties, if any, and all amendments thereto

2.	Copies of all environmental, engineering, physical condition reports and/or ADA surveys, if any

3.	Copies of latest revision survey(s) (delineating all improvements, easements, property lines, etc.), if any

4.	Certificate(s) of occupancy, if available

5.	Proof of warranties for roofing system, HVAC, exterior envelope, elevators, and other major components, if applicable

6.	Real estate tax bills for the last two (2) years (and for current tax year), if applicable

7.	The operating statements of the Properties for all available periods preceding the Agreement effective date

8.	A copy of Seller’s title insurance commitment and policy relating to the Properties

9.	Current general liability and property insurance certificates

Schedule 6(b)

Schedule 11(b)

LITIGATION

None.

Schedule 11(b)

Schedule 11(e)

VIOLATIONS

None.

Schedule 11(e)

SCHEDULE 11(f)

OCCUPANCY AGREEMENTS

None.

Schedule 11(f)

SCHEDULE 11 (i)

PENDING OR CONDEMNATION ACTIONS THREATENED

None

Schedule 11(i)